UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2006
SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
3 West Plumeria Drive
San Jose, CA 95134
(408) 570-9700

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On November 15, 2006, Selectica, Inc. (“Selectica”) began to implement certain restructuring actions (the “Restructuring”) intended to better align Selectica’s expenses with its revenue levels and to enable the company to invest in certain strategic growth initiatives. The Restructuring will primarily consist of certain facilities-related expense reductions and, to a lesser extent, headcount reductions. Selectica’s management made a determination to proceed with the Restructuring on November 15, 2006, and expects the substantial majority of the Restructuring activities, including notification to affected employees, to be complete during the quarter ending December 31, 2006. The Restructuring is expected to lower Selectica’s quarterly cost structure by approximately $1.1 million by the quarter ending March 31, 2007.
Selectica estimates that the total charges resulting from the Restructuring are expected to range from $6.3 million to $6.5 million. Selectica estimates that the headcount reductions are expected to range from $500,000 to $600,000, all of which are expected to be recognized as cash expenses in the third quarter of its fiscal year 2007 ending December 31, 2006. Selectica estimates that the facility-related reductions are expected to range from $5.8 million to $5.9 million, all of which are expected to be recognized as cash expenses in the third quarter of its fiscal year 2007 ending December 31, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.
DATE: November 17, 2006	By:	/s/ Stephen R. Bennion
Stephen R. Bennion
President and Chief Executive Officer